PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 11, 1997)

                               OMNICOM GROUP INC.
                        $218,500,000 Principal Amount of
               4 1/4% Convertible Subordinated Debentures due 2007
                     (Interest Payable January 3 and July 3)

                        3,468,254 Shares of Common Stock

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     This document  supplements the Prospectus  dated March 11, 1997 relating to
(i) $218,500,000 aggregate principal amount of 4 1/4% Convertible Subordinated Debentures due 2007 (the "Debentures") of Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company), and (ii) 3,468,254 shares of Common Stock, par value $0.50 per share (the "Common Stock") of the Company which are
initially   issuable  upon   conversion  of  the  Debentures   plus   additional
indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Shares"). The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated in January 1997 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On May 19, 1997 the closing price of the Common Stock as reported on the New York Stock Exchange was $55 3/8 per share. The Common Stock is traded under the symbol "OMC".

     The Company hereby clarifies the description of the Debentures by deleting the second sentence of the third paragraph under the heading "General" which appears on page 5 of the Prospectus, and replacing with it a sentence that reads as follows:

     "Debentures which are repaid at the option of a holder have a yield from the original issue date to the Holder Repayment Date (as defined below) of 6% (including semiannual cash interest payments and repayment premium)."

     In addition, in accordance with the Section of the Prospectus entitled "Selling Securityholders" (which appears on pages 19 and 20 of the Prospectus), the following information is provided with respect to the beneficial owners of the Debentures:

                                  Principal Amount          Principal Amount of
      Name of Selling               of Debentures             Debentures to be
     Securityholder(s):           Beneficially Owned          Offered for Sale
     ------------------           ------------------          ----------------
McMahan Securities Company, L.P.      $3,500,000                 $3,500,000

     The Debentures being offered by the Selling Securityholder hereby represent all of the Debentures beneficially owned by the Selling Securityholder as of May 15, 1997. Except for the purchase of the Debentures, the Selling Securityholder has not had a material relationship with the Company or any of its affiliates within the past three years.

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     THESE  SECURITIES  HAVE NOT BEEN APPROVED OR  DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this Prospectus Supplement is May 20, 1997.